UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 18, 2006
ART TECHNOLOGY GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-26679 (Commission File Number)	04-3141918 (IRS Employer Identification No.)

One Main Street, Cambridge, Massachusetts (Address of Principal Executive Offices)	02142 (Zip Code)
Registrant’s telephone number, including area code: (617) 386-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On September 18, 2006, we entered into an agreement and plan of merger with eStara, Inc., our wholly-owned subsidiary Arlington Acquisition Corp., our wholly-owned subsidiary Storrow Acquisition Corp., and the principal stockholders of eStara and the stockholder representative named therein. Pursuant to the terms of the merger agreement, eStara will become our wholly-owned subsidiary.
          Under the terms of the agreement, we will acquire eStara for approximately 15.3 million shares of our common stock and $2.0 million in cash. The base consideration may be increased or decreased in connection with certain adjustments described in the merger agreement, including an adjustment based on eStara’s working capital at closing. We may elect to pay in cash up to an additional $3,000,000 of the base consideration otherwise payable in stock, in which event the aggregate number of shares that we issue will be reduced by a number equal to the amount of such cash divided by $2.80. The number of shares we issue will also be reduced to the extent that any eStara stockholders do not qualify as accredited investors. In that event, those stockholders will receive cash in the amount of $2.80 for each share of our common stock that they would have otherwise received in the transaction if they were accredited investors. In addition, in the transaction we will be assuming eStara’s obligation to pay a transaction bonus to its employees contingent on the closing, in the amount of approximately $5.1 million, which we expect to pay in cash immediately following the closing.
          We have also agreed to pay, on or about March 14, 2008, up to an additional $6.0 million in potential earn-out payments and bonuses based on the eStara revenues for fiscal 2007. These payments and bonuses may be made, at our option, in the form of cash or stock, subject to the applicable rules of the Nasdaq stock market and applicable limitations under the tax rules to permit the transaction to be categorized as a tax free reorganization.
•	If the eStara revenue for fiscal 2007 is equal to or greater than $25,000,000 but is less than $30,000,000, the aggregate earn-out payments and bonuses will be $2,000,000.

•	If the eStara revenue for fiscal 2007 is greater than $30,000,000, the aggregate earn-out payments and bonuses will be $6,000,000.
          The merger agreement also contains representations and warranties customary for transactions of this size and nature. Of the shares and cash issued in the transaction, approximately 5% will be held in escrow pending any working capital adjustments and an additional 10% will be held in escrow for one year for the purpose of securing amounts that may be payable to us by the eStara stockholders as a result of indemnification provisions in the agreement. Subject to the satisfaction or waiver of customary closing conditions, we expect that the acquisition will close in October of 2006.
          The shares of our common stock issued at the closing pursuant to the merger will be subject to a lock-up agreement pursuant to which the shares will be released from the lock-up in equal monthly installments over a period of 12 months, beginning three months after the closing of the merger. We have agreed to file a registration statement on Form S-3 following the merger, to allow for the resale of the shares we issue in the transaction.
          A copy of the merger agreement is filed as exhibit 10.1 to this current report and incorporated herein by reference.
Item 3.02. Unregistered sale of Equity Securities.
          As described in Item 1.01, we expect to issue up to approximately 15.3 million shares of our common stock upon the closing of our proposed acquisition of eStara. If the full earn-out target is achieved and we elect to satisfy all of the earn-out payments and bonuses in stock, we may issue an additional $6,000,000 worth of our common stock in March 2008, based on the 20-day volume weighted average price of our common stock for the period ending two days before the payment date. We will issue all of the shares in reliance on the exemption from registration available under Rule 506 of Regulation D.
Item 9.01 Financial Statement and Exhibits.
          (d) Exhibits

Number	Title

10.1	Agreement and Plan of Merger dated as of September 18, 2006 by and among Art Technology Group, Inc., eStara, Inc., Arlington Acquisition Corp., Storrow Acquisition Corp., and the stockholder representative and principal stockholders of eStara named therein.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ART TECHNOLOGY GROUP, INC.
Date: September 22, 2006	By:	/s/ Robert D. Burke
Robert D. Burke President and Chief Executive Officer

EXHIBIT INDEX

Number	Title

10.1	Agreement and Plan of Merger dated as of September 18, 2006 by and among Art Technology Group, Inc., eStara, Inc., Arlington Acquisition Corp., Storrow Acquisition Corp., and the stockholder representative and principal stockholders of eStara named therein.